Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of Virtus Newfleet Dynamic Credit ETF (“the Fund”), a series of shares of beneficial interest of the Virtus ETF Trust II, and to the use of our opinion dated February 9, 2016 on the statement of assets and liabilities as of February 3, 2016 of the Fund. Such financial statement appears in the Fund's Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 22, 2016